EXHIBIT 99.2

For Immediate Release
Contact:
Richard Cartoon                         Jerry Daly or Carol McCune
Executive Vice President & CFO          Daly Gray Public Relations (Media)
rcartoon@lodgian.com                    jerry@dalygray.com
(404) 365-3823                          (703) 435-6293


                          5/23/03 Draft (10: 35 a.m.)
                   LODGIAN COMPLETES FINANCIAL RESTRUCTURING,
                     NAMES W. THOMAS PARRINGTON INTERIM CEO


      ATLANTA, Ga., May 23, 2003--Lodgian, Inc. (AMEX: LGN) today announced that it had completed an $80 million financing underwritten by Lehman Brothers Holdings Inc., bringing 18 of the company's hotels out of bankruptcy. Concurrently, the company announced that W. Thomas Parrington, a member of Lodgian's board of directors, has been named interim chief executive officer.

      The proceeds of the Lehman financing were used to settle an outstanding loan for the hotels, owned by Lodgian subsidiaries, Impac Hotels II, L.L.C. and Impac Hotels III, L.L.C. (Impac), which had filed for protection under Chapter 11 in December 2001. The financing is a two-year term loan with an optional one-year extension at a rate of LIBOR plus 525 basis points but not less than a floor of 7.25 percent interest.

      Tom Parrington replaces David E. Hawthorne, who is leaving the company following completion of the company's reorganization and emergence from bankruptcy. Hawthorne has indicated that he will resign from Lodgian's board of directors and that, if re-elected at the upcoming annual meeting of shareholders, he would not serve on the board. The company's board of directors has no current plan with respect to the board vacancy created by Hawthorne's resignation.

      "With the completion of the financing and loan settlement, Lodgian has successfully completed its court-approved plan of reorganization and fully emerged from Chapter 11 proceedings," Parrington said. "Management now can turn its full attention to improving the quality and operations of our portfolio and returning to profitability." He noted that the company expects to complete its remaining claims resolution process by the 2003 third quarter.

      "My role was to restructure the company's finances and operations," Hawthorne said. "We have successfully completed that process, and the company has the plan and people in place to effectively move forward."

      A 30-year veteran of the hospitality industry, Parrington is the former chief executive officer of Interstate Hotels Company, one of the industry's largest independent operating companies. During his 17-year tenure with Interstate, Parrington also served as chief financial officer and chief operating officer.

      Lodgian emerged from Chapter 11 with 78 hotels on November 25, 2002. In January 2003, eight other hotels were returned to a lender in satisfaction of outstanding debt obligations, and one hotel was returned to the lessor of a capital lease. The plan of reorganization for the remaining 18 Impac hotels was approved on April 24, 2003 by the U.S. Bankruptcy Court for the Southern District of New York.

      Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently owns 96 hotels and has a minority interest in one other hotel for a total portfolio of 97 hotels with 18,265 rooms located in 30 states and Canada. Eighty-two hotels in the company's portfolio are franchised under the InterContinental Hotels Group (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) and Marriott brands (Courtyard by Marriott, Fairfield Inn and Residence Inns), and nine are affiliated with four other nationally recognized hospitality franchises. Six hotels are independent, unbranded properties. For more information about Lodgian, visit the company's Web site: www.lodgian.com.

      This press release includes forward-looking statements related to Lodgian's operations that are based on management current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words "may," "should," "expect," "believe," "anticipate," "project," "estimate," and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company's control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company's ability to generate sufficient working capital from operations and other risks detailed from time-to-time in the company's SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.